EXHIBIT 10.1.4
        CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
            OF SERIES B CONVERTIBLE PREFERRED STOCK
                               OF
      NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION
 Pursuant to Section 151 of the General Corporation Law of the
                       State of Delaware



     I, George J. Akmon, Executive Vice President of North American Gaming and Entertainment Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors, effective June 5, 1996, adopted the following resolution creating a series of 8,000,000 shares of Preferred Stock designated as Series B Convertible Preferred Stock.

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of 8,000,000 shares of Preferred Stock, par value one cent ($0.01) per share, of the Corporation is hereby created (subject to increase or decrease by the Board of Directors pursuant to Section 141(g) of the General Corporation Law of the State of Delaware), and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1. Definitions. For purposes of this Certificate, the following definitions shall apply:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b)  "Company" shall mean this Corporation.

          (c)  "Series B Preferred Stock" shall mean the
     Series B Convertible Preferred Stock consisting of
     8,000,000 shares (subject to increase or decrease by the Board of Directors pursuant to Section 141(g) of the General Corporation Law of the State of Delaware).

     2.   Dividends.

          (a)  The holders of the then outstanding Series B
     Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends and distributions on a share-for-share basis equal to dividends and distributions received by holders of Common Stock; and the holders of the then outstanding
     Common Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends and distributions on a share-for-share basis equal to dividends and distributions received by holders of Series B Preferred Stock.

          (b)  No dividend whatsoever shall be paid or
     declared, and no distribution (of securities of the Company or any other property) shall be made, on any of the Common Stock unless an equivalent dividend on a share-for-share basis is paid or declared, or an equivalent distribution on a share-for-share basis is made, as the case may be, with respect to the Series B Preferred Stock; and no dividend whatsoever shall be paid or declared, and no distribution (of securities of the Company or any other property) shall be made, on any of the Series B Preferred Stock unless an equivalent dividend on a share-for-share basis is paid or declared, or an equivalent distribution on a share-for-share basis is made, as the case may be, with respect to the Common Stock.

          (c)  It is intended that the Series B Preferred
     Stock and Common Stock be treated equally on a share-for-share basis as though the combined outstanding shares were one class of capital stock of the Company.

     3.   Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and Series B Preferred Stock then outstanding shall participate equally as one class on a share-for-share basis, and shall together be entitled to receive ratably the remaining assets of the Company after payment or provision for all indebtedness and other obligations of the Company, based on the number of shares held by each holder.

          (b) A consolidation or merger of the Company with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this paragraph 3.

     4. Voting Rights. Each holder of any share of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Series B Preferred Stock held. Each holder of shares of any of the Common Stock shall be entitled to one vote on all matters and shall be entitled to one vote for each share of Common Stock held. Except as otherwise expressly provided herein or as mandated by law, the holders of shares of Common Stock and Series B Preferred Stock shall vote together and not as separate classes.

     5.   Conversion.   If, at any time, the Certificate of
Incorporation of the Company provides for a sufficient number of shares of Common Stock to allow conversion of the Series B Preferred Stock into Common Stock, the Company may require holders of Series B Preferred Stock to convert, or holders of Series B Preferred Stock may elect to convert, each outstanding share of Series B Preferred Stock into one nonassessable share of Common Stock.

          (a) Forced Conversion by Company. If the Company elects to cause conversion, it shall send written notice to each holder of Series B Preferred Stock at the address of such holder on the books of the Company ten (10) days prior to the effective date of such conversion, and upon such effective date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or any transfer agent of the Company, or the holder notifies the Company or any transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in its, his or her name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

          (c) Election to Convert by Holders of Series B Preferred Stock. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Company at such office that he, she or it elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Notices.  Any notice required by the
     provisions of this paragraph 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

          (e) Payment of Taxes. The Company will pay all taxes and other governmental charges, other than income, estate or gift taxes, that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

     6. Restrictions and Limitations. The Company shall not without the vote or written consent by the holders of shares of Series B Preferred Stock representing at least a majority of the votes entitled to be cast by the holders of Series B Preferred Stock, voting as a separate class, amend the Certificate of Incorporation of the Company so as to alter or change the powers, preferences or special rights provided herein for the benefit of the shares of Series B Preferred Stock so as to adversely affect the holders of Series B Preferred Stock. The designation by the Board of Directors of one or more additional series of preferred stock of the Company with dividend, liquidation, voting or conversion rights having priority over or having greater or more beneficial rights per share than the Series B Preferred Stock shall not constitute an amendment to the Certification of Incorporation of the Company for which the holders of shares of Series B Preferred Stock are entitled to vote hereunder as a class or otherwise.

     Except as otherwise expressly provided in this paragraph 6, any changes or amendments to the Certificate of Incorporation of the Company may be made in accordance with applicable law.

     7. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued as such, and all such shares shall be returned to authorized but unissued shares of the Preferred Stock, par value $0.01 per share, of the Company and may be issued or further designated, as determined by the Board of Directors in accordance with the Certificate of Incorporation and applicable law.

     IN WITNESS WHEREOF, the undersigned, on behalf of the Corporation as its act and deed, have executed and subscribed this Certificate as their act and deed, and, under penalties of perjury, do affirm the foregoing as true and correct and do further affirm that no shares of the Series B Preferred Stock have been issued as of the date hereof, the _______ day of June, 1996.


                                   NORTH AMERICAN GAMING AND
                                   ENTERTAINMENT CORPORATION


                                   By:    /s/ George J. Akmon
                                        George J. Akmon,
                                        Executive
                                        Vice President